CHANGE IN CERTIFYING ACCOUNTANTS





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


June 15, 1999


Ladies and Gentlemen:


We have read the statements made by the registrant in the section titled "Change in Independent Accountants" of the Registration Statement (Form S-1 Amendment No. 2 File No. 333-72405) and related Prospectus of R-Tec Technologies, Inc. in response to Item 304 of Regulation S-K and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




JUREWICZ & DUCA
Certified Public Accountants, P.C.
Garden City, New York
June 15, 1999